Exhibit 99.1

News Release

Babcock & Wilcox Announces Second Quarter 2016 Results
- Closed acquisition of SPIG S.p.A. on July 1, 2016
- Announces Additional $100 Million Share Repurchase Authorization

(CHARLOTTE, N.C. – August 9, 2016) – Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today second quarter 2016 revenues of $383.2 million, a decrease of $54.3 million, or 12%, compared to the second quarter of 2015. The GAAP loss per share for the second quarter of 2016 was $(1.25) compared to earnings per share of $0.08 for the second quarter of 2015. Our adjusted loss per share, which excludes non-cash mark-to-market adjustments for pension and other post-retirement benefits as well as the impacts of restructuring activities, acquisition and integration costs, and spin-off transaction costs, was $(0.20) for the three months ended June 30, 2016 compared to adjusted earnings per share of $0.27 in the prior year period.

”Although the previously announced isolated issue on a European renewable energy contract is weighing on this quarter's adjusted results, our recent acquisition, continued focus on international market development, and proactive restructuring of the U.S. power business have set us up for much improved results in 2017," said Mr. E. James Ferland, Chairman and Chief Executive Officer.

Results of Operations

Consolidated revenues for the second quarter of 2016 were $383.2 million, a decrease of 12%, compared to $437.5 million for the second quarter of 2015, due primarily to $26.4 million lower revenue related to a change in the estimated cost to complete a European renewable energy contract and decreases in volumes in our Global Services and Industrial Environmental segments. The GAAP operating loss for the second quarter of 2016 was $72.6 million as compared to operating income of $4.9 million in the second quarter of 2015. The decrease was driven by a $31.7 million change in the estimated cost to complete a European renewable energy contract, a $29.9 million non-cash mark-to-market adjustment for pension and other post-retirements benefits and $31.6 million of restructuring activity and spin-off transaction costs. The adjusted operating loss in the second quarter of 2016 was $9.1 million, a decrease of $30.5 million compared to adjusted operating income of $21.4 million in the second quarter of 2015, which is primarily related to a charge on a European renewable energy contract.

Second quarter 2016 revenues for the Global Power segment decreased 19% to $127.2 million in the quarter compared to $157.4 million in revenues in the prior year period. Gross profit (loss) in the Global Power segment was $(9.1) million, compared to $26.7 million in the prior year period. Both changes were primarily due to a charge on a European renewable energy contract.

Revenues in the Global Services segment were $218.0 million for the second quarter of 2016, versus $236.7 million in the corresponding period in 2015, a decrease of $18.8 million driven by lower parts revenue and a decrease in revenue from our Canadian oil sands contract, which was delayed due to wildfires in the region. The Global Services segment gross profit of $53.6 million in the second quarter of 2016 was $7.3 million higher than the $46.3 million gross profit reported in the the prior year second quarter primarily due to favorable project performance and margin improvement efforts.

The Industrial Environmental segment contributed $38.0 million in revenues for the second quarter of 2016 compared to $43.4 million in the second quarter of 2015, a decrease of $5.4 million primarily due to weakness in the North American industrial market. Gross profit in the Industrial Environmental segment was $11.0 million in the second quarter of 2016, a $2.1 million increase compared to $8.9 million in the prior year period primarily due to lower amortization expense and solid project execution.

SPIG Acquisition closed on July 1

As previously announced, on May 20, 2016, B&W entered into a Sale and Purchase Agreement with the shareholders of SPIG S.p.A. (“SPIG”), pursuant to which the Company agreed to acquire all of the outstanding shares of SPIG for an aggregate purchase price of €155 million (or approximately $174 million), subject to certain working capital and other adjustments. On July 1, 2016, the Company closed the acquisition pursuant to the terms of the Sale and Purchase Agreement. SPIG, which is based in Arona, Italy, is a global provider of custom-engineered cooling systems and services. 2016 annual revenue is expected to be approximately $200 million. SPIG will be reported as a component of our Industrial segment beginning in the third quarter of 2016.

Liquidity

The Company’s cash and cash equivalents balance, net of restricted cash, decreased $35.8 million for the quarter to $251.0 million at the end of the second quarter of 2016, reflecting the repayment of our Indian joint venture's high-interest third party debt and our continuing share repurchase program. The outflows were partially offset by $22.1 million of positive cash flows from operations in the quarter. Our consolidated cash position includes $189.9 million in non-U.S. cash.

Share Repurchase Program

The Company repurchased 0.7 million shares of our common stock for $15.1 million during the second quarter of 2016 under a $100 million share repurchase program that was authorized in 2015 by the Board of Directors. As of August 9th, we have $18.8 million of remaining capacity under the original authorization, which we expect to complete by the end of the third quarter of 2016.

In addition, the Board has approved a new authorization for up to $100 million in share repurchases over the next 24 months. The Company may utilize various methods to effect the repurchases and the timing of repurchases will depend upon several factors, including market and business conditions, and repurchases may be discontinued at any time. The pace of the share repurchase program beyond the third quarter of 2016 will be determined based on the status of potential acquisitions as well as market conditions.

2016 Outlook

The Company reaffirms its revenue guidance of $1.8 billion and adjusted EPS guidance of $0.63 to $0.83. Adjusted EPS excludes mark-to-market adjustments for pension and other post-retirement benefits as well as the impact of restructuring activities, acquisition and integration costs, and spin-off transaction costs. As more fully described in Exhibit 1, Management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year to a comparable GAAP range.

Conference Call to Discuss Second Quarter 2016 Results

Date:        Wednesday, August 10, 2016, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2016; our projected operating margin improvements, savings and restructuring costs; our projected tax rate; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to realize anticipated savings and operational benefits from our restructuring plan; our ability to successfully integrate SPIG and realize the expected synergies from the acquisition; our ability to realize the benefits of expected cross-selling opportunities from the SPIG acquisition; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,700 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Jude Broussard         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended June 30, 2016
	GAAP	Restructuring	Spin Costs	Pension & OPEB MTM (Gain) / Loss	Acquisition and Integration Costs	Non-GAAP
Operating income (loss)	$(72.6)	$30.5	$1.1	$29.9	$1.9	$(9.1)
Other income (expense)	0.2	—	—	—	—	0.2
Income tax (expense) benefit	9.0	1.9	(0.3)	(11.0)	(0.7)	(1.1)
Net income (loss)	$(63.4)	$32.4	$0.8	$18.9	$1.2	$(10.1)
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss) attributable to shareholders	$(63.5)	$32.4	$0.8	$18.9	$1.2	$(10.1)

Diluted EPS - continuing operations	$(1.25)	$0.64	$0.02	$0.37	$0.02	$(0.20)

Income tax rate	12.5%					(11.9)%

	Three Months Ended June 30, 2015
	GAAP	Impairments	Restructuring	NE segment allocation	Spin Costs	Non-GAAP
Operating income (loss)	$4.9	$9.0	$5.3	$1.3	$0.9	$21.4
Other income (expense)	0.2	—	—	—	—	0.2
Income tax (expense) benefit	(0.9)	(3.4)	(1.9)	(0.3)	(0.3)	(6.9)
Net income (loss)	$4.1	$5.6	$3.5	$1.0	$0.6	$14.7
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss) attributable to shareholders	$4.1	$5.6	$3.5	$1.0	$0.6	$14.6

Diluted EPS - continuing operations	$0.08	$0.10	$0.06	$0.02	$0.01	$0.27

Income tax rate	18.2%					31.9%

	Six Months Ended June 30, 2016
	GAAP	Restructuring	Spin Costs	Pension & OPEB MTM (Gain) / Loss	Acquisition and Integration Costs	Non-GAAP
Operating income (loss)	$(55.3)	$32.6	$3.0	$29.9	$1.9	$12.1
Other income (expense)	0.1	—	—	—	—	0.1
Income tax (expense) benefit	2.4	1.1	0.3	(11.0)	(0.7)	(7.9)
Net income (loss)	$(52.8)	$33.7	$3.3	$18.9	$1.2	$4.4
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	(0.2)
Net income (loss) attributable to shareholders	$(53.0)	$33.7	$3.3	$18.9	$1.2	$4.2

Diluted EPS - continuing operations	$(1.04)	$0.66	$0.06	$0.37	$0.02	$0.08

Income tax rate	4.4%					64.2%

	Six Months Ended June 30, 2015
	GAAP	Impairments	Restructuring	NE segment allocation	Spin costs	Non-GAAP
Operating income (loss)	$22.2	$9.0	$7.7	$2.7	$0.9	$42.4
Other income (expense)	(0.1)	—	—	—	—	(0.1)
Income tax (expense) benefit	(6.6)	(3.4)	(2.7)	(0.7)	(0.3)	(13.8)
Net income (loss)	$15.5	$5.6	$4.9	$2.0	$0.6	$28.5
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss) attributable to shareholders	$15.4	$5.6	$4.9	$2.0	$0.6	$28.4

Diluted EPS - continuing operations	$0.29	$0.10	$0.09	$0.04	$0.01	$0.53

Income tax rate	29.9%					32.6%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

2016 Outlook

Management has provided full year adjusted earnings per diluted share ("adjusted EPS") guidance of $0.63 to $0.83. It is not possible for management to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EPS guidance. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. Accordingly, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year included in the 2016 Outlook section of this earnings release to a comparable GAAP range. However, items excluded from our adjusted EPS guidance include the historical adjustments noted in the tables above, and our adjusted EPS guidance also excludes future estimable adjusting items, including charges relating to previously announced restructuring initiatives of $0.20-$0.40 per share, additional spin costs of approximately $0.02 per share and additional acquisition and integration costs of approximately $0.01 per share.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$383.2	$437.5	$787.3	$834.6
Costs and expenses:
Cost of operations	357.2	355.6	681.1	669.4
Research and development costs	3.1	4.0	5.9	8.5
Losses on asset disposals and impairments, net	—	9.0	—	9.0
Selling, general and administrative expenses	63.3	58.8	122.1	115.9
Restructuring activities and spin-off transaction costs	31.6	6.2	35.6	8.6
Total costs and expenses	455.2	433.6	844.7	811.3
Equity in income (loss) of investees	(0.6)	1.0	2.1	(1.1)
Operating income (loss)	(72.6)	4.9	(55.3)	22.2
Other income (expense):
Interest income	0.3	0.1	0.5	0.3
Interest expense	(0.4)	(0.1)	(0.8)	(0.3)
Other – net	0.3	0.2	0.4	(0.1)
Total other income (expense)	0.2	0.2	0.1	(0.1)
Income (loss) before income tax expense	(72.4)	5.0	(55.2)	22.1
Income tax expense (benefit)	(9.0)	0.9	(2.4)	6.6
Income from continuing operations	(63.4)	4.1	(52.8)	15.5
Income from discontinued operations, net of tax	—	1.4	—	2.8
Net income	(63.4)	5.5	(52.8)	18.3
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.2)	(0.1)
Net Income attributable to shareholders	$(63.5)	$5.5	$(53.0)	$18.2

Amounts attributable to shareholders:
Income from continuing operations	$(63.5)	$4.1	$(53.0)	$15.4
Income from discontinued operations, net of tax	—	1.4	—	2.8
Net Income attributable to shareholders	$(63.5)	$5.5	$(53.0)	$18.2

Basic earnings per share - continuing operations	$(1.25)	$0.08	$(1.04)	$0.29
Basic earnings per share - discontinued operations	—	0.02	—	0.05
Basic earnings per share	$(1.25)	$0.10	$(1.04)	$0.34

Diluted earnings per share - continuing operations	$(1.25)	$0.08	$(1.04)	$0.29
Diluted earnings per share - discontinued operations	—	0.02	—	0.05
Diluted earnings per share	$(1.25)	$0.10	$(1.04)	$0.34

Shares used in the computation of earnings per share:
Basic	50.6	53.6	51.1	53.5
Diluted	50.6	53.8	51.1	53.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets(1)
(In millions, except per share amount)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$251.0	$365.2
Restricted cash and cash equivalents	34.1	37.1
Accounts receivable – trade, net	243.1	291.2
Accounts receivable – other	48.1	44.8
Contracts in progress	137.3	128.2
Inventories	93.6	90.1
Other current assets	36.7	21.5
Total current assets	843.9	978.2
Property, plant and equipment - gross	323.1	330.0
Accumulated depreciation	(187.9)	(184.3)
Net property, plant and equipment	135.1	145.7
Goodwill	200.7	201.1
Deferred income taxes	189.3	190.7
Investments in unconsolidated affiliates	113.7	92.2
Intangible assets	35.0	37.8
Other assets	13.8	17.4
Total assets	$1,531.6	$1,663.0

Short-term line of credit	$3.0	$2.0
Accounts payable	141.8	175.2
Accrued employee benefits	52.1	51.5
Advance billings on contracts	216.2	229.4
Accrued warranty expense	42.7	39.8
Other accrued liabilities	64.0	63.5
Total current liabilities	519.8	561.4
Accumulated postretirement benefit obligations	28.4	27.8
Pension liabilities	299.7	282.1
Other liabilities	38.0	43.4
Total liabilities	885.9	914.6
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 50.4 and 52.5 shares at June 30, 2016 and December 31, 2015, respectively	0.5	0.5
Capital in excess of par value	801.1	790.5
Treasury stock at cost, 3.9 and 1.4 shares at June 30, 2016 and December 31, 2015, respectively	(77.7)	(25.4)
Retained earnings (deficit)	(52.0)	1.0
Accumulated other comprehensive income (loss)	(26.9)	(18.9)
Stockholders' equity attributable to shareholders	645.1	747.7
Noncontrolling interest	0.6	0.7
Total stockholders' equity	645.7	748.4
Total liabilities and stockholders' equity	$1,531.6	$1,663.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Cash Flows(1)
(In millions)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net Income	$(52.8)	$18.3
Non-cash items included in net income:
Depreciation and amortization	12.4	21.5
(Income) loss of equity method investees, net of dividends	(2.1)	2.3
Losses on asset disposals and impairments	14.5	10.6
Provision for (benefit from) deferred taxes	(6.6)	—
Recognition of (gains) losses for pension and postretirement plans	30.0	0.2
Stock-based compensation charges and excess tax benefits	10.7	—
Changes in assets and liabilities:
Accounts receivable	49.5	31.3
Contracts in progress and advance billings on contracts	(21.7)	5.2
Inventories	(4.7)	0.7
Income taxes	(2.4)	(2.1)
Accounts payable	(36.8)	(11.4)
Accrued and other current liabilities	3.6	(7.7)
Pension, accrued postretirement and employee benefits	(8.7)	(7.2)
Other, net	(0.7)	(6.0)
Net cash from operating activities	(15.8)	55.6
Cash flows from investing activities:
Decrease (increase) in restricted cash and cash equivalents	3.0	1.3
Investment in equity method investees	(26.2)	—
Purchases of property, plant and equipment	(13.6)	(15.2)
Purchases of available-for-sale securities	(16.7)	(4.9)
Sales and maturities of available-for-sale securities	11.7	1.6
Other	(0.6)	—
Net cash from investing activities	(42.4)	(17.2)
Cash flows from financing activities
Increase in short-term borrowing	1.1	—
Net transfers from former Parent	—	80.6
Repurchase of shares of common stock	(52.3)	—
Other	(0.2)	—
Net cash from financing activities	(51.5)	80.6
Effects of exchange rate changes on cash	(4.5)	(4.9)
Cash flows from continuing operations	(114.2)	114.1
Operating cash flows from discontinued operations	—	(25.2)
Net increase (decrease) in cash and equivalents	(114.2)	88.9
Cash and equivalents, beginning of period	365.2	218.7
Cash and equivalents, end of period	$251.0	$307.6

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES:
Global Power	$127.2	$157.4	$257.7	$281.3
Global Services	218.0	236.7	459.1	468.9
Industrial Environmental	38.0	43.4	70.5	84.5
	383.2	437.5	787.3	834.6

GROSS PROFIT:
Global Power	(9.1)	26.7	15.3	47.1
Global Services	53.6	46.3	101.8	99.6
Industrial Environmental	11.0	8.9	18.6	18.6
Mark to market adjustment included in cost of operations	(29.5)	—	(29.5)	—

BOOKINGS:	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Global Power	$38.5	$60.3	$234.0	$514.0
Global Services	143.2	186.9	315.7	408.5
Industrial Environmental	31.1	52.2	63.6	108.0
	$212.8	$299.4	$613.3	$1,030.5

BACKLOG:	As of June 30,
	2016	2015
Global Power	$1,094	$1,185
Global Services	1,000	1,163
Industrial Environmental	60	96
	$2,154	$2,444

(1) Figures may not be clerically accurate due to rounding.